Exhibit 5.4

January 12, 2011

To:	Vinson & Elkins LLP 666 5th Avenue New York, NY 10103-0040

And to:	Niska Gas Storage Canada ULC Niska Gas Storage Canada Finance Corp. Access Gas Services Inc. All c/o Niska Gas Storage Partners LLC 1001 Fannin Street, Suite 2500 Houston, TX 77002

Dear Sir/Mesdames:

Re:                               Niska Gas Storage US, LLC  (“Niska US”), Niska Gas Storage US Finance Corp. (“US Finco” and together with Niska US, the “US Issuers”) Nisga Gas Storage Canada ULC (“Niska Canada”) Niska Gas Storage Canada Finance Corp.  (“Canadian Finco” and together with Niska Canada, the “Canadian Issuers”) and the US Issuers and the Canadian Issuers together the “Issuers”) exchange offer respecting US $800 million aggregate of units (the “Units”) each Unit consisting of US $218.75 principal amount of the $8.875 Senior Notes due 2018 of the US Issuers (the “US Notes”) and US $781.25 principal amount of the 8.875% Senior Notes due 2018 of the Canadian Issuers (the “Canadian Notes”) and together with the US Notes the “Notes”).

Introduction

We have acted as British Columbia counsel to:

(a)                                  Niska Canada

(b)                                 Canadian Finco; and

(c)                                  Access Gas Services Inc. (“Access Gas (BC)”)

in connection with the offer and issue by the Issuers, pursuant to the registration rights agreement (the “Registration Rights Agreement”) dated as of March 5, 2010 among the Issuers, the Guarantors (as such term is defined in the Registration Rights Agreement) named therein and Morgan Stanley & Co. Incorporated, UBS Securities LLC, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, and RBC Capital Markets Corporation (the “Representatives”), as the representatives of Morgan Stanley & Co. Incorporated, UBS Securities LLC, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, and RBC Capital Markets Corporation, Barclays Capital Inc., Scotia Capital (USA) Inc. and Nataxis Bleichroeder LLC (the “Purchasers”), of Exchange Securities (as such term is defined in the Registration

Rights Agreement) in exchange for the Transfer Restricted Securities (as such term is defined in the Registration Rights Agreement).

This Opinion is supplemental to our opinion letter dated March 5, 2010 delivered pursuant to section 8(c) of the purchase agreement dated as of February 26, 2010 among the Issuers and the Purchasers of the Units (the “Prior PA Opinion”).

Unless specifically stated herein, all capitalized terms used herein which are defined in the Registration Rights Agreement shall have the respective meanings ascribed to them in the Registration Rights Agreement.

In this opinion letter, Niska Canada, Canadian Finco, and Access Gas BC are referred to collectively as the “Corporate Transaction Entities” and individually as a “Corporate Transaction Entity”.

Scope of Review

For the purposes of this opinion letter, we have examined executed copies of the following documents:

1.                                       the Registration Rights Agreement;

2.                                       the registration statement of the Issuers and the Guarantors named therein on Form S-1 (File No. 333-170991) (the “Registration Statement”) dated January 12, 2011, as filed with the United States Securities Exchange Commission (the “Commission”), in respect of the registration of the Exchange Securities and the Exchange Offer (as such term is defined in the Registration Rights Agreement) under the United States Securities Act of 1933, as amended (the “Registration Statement”);

3.                                       the Exchange Securities;

4.                                       the indenture dated as of March 5, 2010 among the Issuers, the Guarantors named therein and The Bank of New York Mellon (the “Trustee”), as trustee, in respect of the Notes  (the “Indenture”);

5.                                       the first supplemental indenture dated as of June 14, 2010 among the Issuers, the Guarantors named therein and the Trustee in respect of the Notes (the “Supplemental Indenture”);

6.                                       the notations of guarantee executed by Niska Gas Storage US, LLC, Niska Gas Storage US Finance Corp., Niska Gas Storage Canada ULC, Niska Gas Storage Canada Finance Corp., AECO Gas Storage Partnership, Niska Gas Storage, LLC, Wild Goose Storage, LLC, Niska Gas Transport Inc., Salt Plains Storage, LLC, Niska GP Alberta ULC, Enerstream Agency Services Inc., Access Gas (BC), Access Gas Services (Alberta) Inc., Access Gas Services (Ontario) Inc., Niska GS Holdings 1, L.P. , Niska Gas Storage Canada GP, LLC and Niska Gas Storage Canada LP (the “Initial Notation of Guarantee”), endorsed on the Notes;  and

7.                                       notations of guarantee executed by Niska Gas Storage Partners LLC, Niska US GP LLC, Niska Gas Storage Operations LLC, Niska Partners Coöperatief U.A., Niska Holdco ULC, Niska GP ULC, Niska Partners Management ULC, Niska Gas Storage US, LLC, Niska Gas Storage US Finance Corp., Niska Gas Storage Canada ULC, Niska Gas Storage Canada Finance Corp., AECO Gas Storage Partnership, Niska Gas Storage, LLC, Wild Goose Storage, LLC, Niska Gas Transport Inc., Salt Plains Storage, LLC, Niska GP Alberta ULC, Enerstream Agency Services Inc., Access Gas (BC), Access Gas Services (Alberta) Inc., Access Gas Services (Ontario) Inc., Niska GS Holdings 1, L.P. , Niska Gas Storage Canada GP, LLC and Niska Gas Storage Canada LP the (“Supplemental Guarantee”).

The Registration Statement, Exchange Securities, the Supplemental Indenture and the Supplemental Guarantee, and the New Guarantee are referred to collectively as the “Transaction Documents” and individually as a “Transaction Document”.

We have also examined for the purposes of this opinion letter, the Prior PA Opinion, and each of the following, a copy of each of which has been provided to you, and we have relied on the same as to various matters of fact expressed therein for purposes of the opinions expressed below:

We have also examined for the purposes of our opinions the following, a copy of each of which has been provided to you, and we have relied on the same as to various matters of fact expressed therein for purposes of the opinions expressed below:

1.                                       a Certificate of Status dated 12 January 2011, in respect of Access Gas BC issued pursuant to the Business Corporations Act (British Columbia) (the “Certificate of Status”); and

2.                                       a Certificate of, inter alia, an authorized officer of Access Gas BC, dated as of the date hereof and containing, among other things, a certified copy of the articles and by-laws of Access Gas BC and a certified copy of a resolution of the directors of Access Gas BC relating to the Transaction Documents to which it is a party (the “Corporate Certificate”).

We have also made such investigations, examined such certificates of public authorities, corporate and partnership records and other documents certified or otherwise identified to our satisfaction, and considered such questions of law as we have considered necessary to provide the opinions expressed herein.

In rendering the opinions expressed in paragraphs 1 we have relied solely on the Certificate of Status.

Assumptions

In providing the opinions expressed herein, we have assumed:

(a)                                  the genuineness of all signatures on all documents submitted to us as originals and on the originals of all documents submitted to us as copies;

(b)                                 the authenticity of all documents submitted to us as originals and the originals of all documents submitted to us as copies;

(c)                                  the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, PDF or photostatic copies of original documents;

(d)                                 each Transaction Document constitutes a legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms;

(e)                                  no “distribution” or “trade” (as such term is defined in the Securities Act (British Columbia) shall occur in the Provinces of  British Columbia as a result of the Exchange Offer and the issuance of the Exchange Securities;

(f)                                    the indices and filing systems maintained at public offices that we have searched were accurate and complete as at the date of our searches;

(g)                                 no order, ruling or decision of any court or regulatory or administrative body is in effect at any material time that restricts any trades in securities of the Issuers or that affects any person or company (including the Issuers, the Representatives or their affiliates) that engages in such a trade; and

(h)                                 there is no foreign law (as to which we have made no independent investigation) that would affect the opinions expressed herein.

The opinions expressed herein are subject to the assumptions and qualifications set forth in the Prior PA Opinion and such assumptions and qualifications and are hereby incorporated into this opinion mutatis mutandis.

Applicable Law

We are solicitors qualified to carry on the practice of law in British Columbia and we express no opinions as to any laws, or any matters governed by any laws, other than the laws of British Columbia and the federal laws of Canada applicable in British Columbia (collectively, “BC Law”) in effect at the date hereof.

Opinions

Based upon and subject to the foregoing and subject to the assumptions and qualifications hereinafter set forth, we are of the opinion that:

Corporate Status

1.                                       Access Gas BC is a valid and subsisting corporation under the laws of British Columbia.

Capacity

2.                                       Access Gas BC has the corporate power and capacity to execute and, to the extent governed by BC Law, deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

Authorization and Execution

3.                                       The execution and, to the extent governed by BC Law, delivery by Access Gas BC of each of the Transaction Documents to which it is a party, and the performance by it of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of Access Gas BC, and each Transaction Document to which Access Gas BC is a party has been duly executed and, to the extent governed by BC Law, delivered by Access Gas BC which is a party thereto.

The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts of which we are aware as of the date hereof.  We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

The addressees hereof may rely on the prior PA Opinion, subject to the assumptions and qualifications therein, which opinion is effective at March 5, 2010 and has not been supplemented except pursuant to this opinion letter.

This opinion is for the sole benefit of the addressees hereof and their successors and assigns, and may not be relied upon by any other party or in respect of any other transaction without our express written consent, provided, we hereby consent to the filing of this opinion and the prior PA Opinion with the Commission. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours truly,

/s/ Patterson Adams